AMENDMENT 2 to PART II AND III

 An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

ULTIMATE HOLDINGS CORPORATION

1,500,000 Shares of Common Stock

We are offering up to 1,500,000 shares of our common stock in a best efforts, no minimum offering. The proceeds from the sale of these shares will be available for immediate use by the Company. Prior to this qualification, there has been only a limited public trading market for the common stock of the Company. Trading of our common stock on OTC Link under the symbol NXTN is limited and sporadic, so that investors cannot expect that they will be able to readily liquidate their investment. The Company will sell the common stock offered hereby at a fixed price of $2.00 per share for the duration of the offering.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

	Number of Shares	Offering Price	Underwriting Discounts & Commissions (1)	Proceeds to the Company
Per Share	1	$2.00	$0.00	$ 2.00
Maximum	1,500,000	$3,000,000	$0.00	$3,000,000

 (1) This offering is made directly by the Company and no brokers will be employed. These amounts do not includes legal and other expenses of this offering, estimated at $20,000, to be borne by the Company.

The securities offered in this Offering Circular involve a high degree of risk. You should consider the risk factors beginning on page 5 before purchasing our common stock.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials.  These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

We are providing the disclosure in the format prescribed by Part I of the S-1 format of Form 1-A.

Our address is 4663 S. Enterprise St., Boise, ID 83705 and our telephone number is (612) 386-0606;

Website address: www.ultimateholdingscorp.com

The date of this [Preliminary] Offering Circular is March _____, 2018. The offering will commence on ___________________, 2018

TABLE OF CONTENTS

Offering Circular Summary	3
Risk Factors	5
Cautionary Note Regarding Forward-Looking Statements	12
Use of Proceeds	14
Dilution	14
Market for Common Equity and Related Stockholder Matters	15
Description of Business and Property	15
Plan of Operation	18
Management	23
Security Ownership of Certain Beneficial Owners and Management	24
Certain Relationships and Related Party Transactions	24
Description of Capital Stock	25
Plan of Distribution	28
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	28
The Reorganization	29
Legal Opinion	31
Additional Information	31
Financial Statements	32

Unless otherwise specified, the information in this Offering Circular is set forth as of March  ____, 2018, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this Offering Circular, in connection with the offer contained in this Offering Circular. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This Offering Circular is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

OFFERING CIRCULAR SUMMARY

Please read this offering circular carefully. It describes our business, our financial condition and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this offering circular. We have not authorized any other person to provide you with different information. This offering circular is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this offering circular is complete and accurate as of the date on the front cover, but the information may have changed since that date.  See Cautionary Note Regarding Forward Looking Statements on page 12.

Our Company

Ultimate Holdings Corporation (“we,” “Ultimate,” or the “Company”) was formed on July 10, 2017 under the name UHC Corporation. The Company is the product of a holding company reorganization effected under Oklahoma law, from a corporation formerly knowns as Next 10, Inc. and trading under the symbol NXTN.  We intend to file for a symbol change with FINRA. The name change to Ultimate Holdings Corporation was effected on July 21, 2017. See discussion under the caption “The Reorganization.”

Business Strategy

Ultimate is headquartered in Boise, Idaho, and is newly organized to engage in truck shipping of refrigerated and frozen food products, initially concentrating in Idaho and surroundings states. 81% of everything that is used, or consumed, in our country is hauled with a big truck.  The balance of the product is moved by rail, air, ship and pipeline.  Our business model involves engaging carefully selected independent drivers, assisting them in acquiring truck tractors under capital lease financing, and assisting them in complying with the ever-increasing regulatory burdens associated with freight transportation. Management plans to bid on freight contracts and hire drivers as fast as it can obtain cash for acquisition of equipment.

The US trucking industry currently is suffering from a serious shortage of qualified drivers. Our business model, we believe, increases the monthly income which truckers can achieve based on our management assistance. We expect to earn revenues from freight shipments as well as receiving revenue from leasing equipment to our drivers.

Our executive offices are located at 4663 S. Enterprise St., Boise, ID 83705 and our telephone number is (612) 386-0606.

The Company is an emerging growth company under the Jumpstart Our Business Startups Act.

The Company shall continue to be deemed an emerging growth company until the earliest of--

(A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,070,000,000  (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of Title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company, the Company is exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. The statement in the annual reports shall also assess the effectiveness of such internal controls and procedures. The Company believes its internal controls and procedures are not effective due to two identified material weaknesses: a) we lack an audit committee and b) we have limited or no segregation of duties.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company, the Company is exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. As an emerging growth company the company is exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

The Company has irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

The Offering

This Offering Circular covers up to 1,500,000 shares to be issued and sold by the company at a price of $2.00 per share in a direct public offering.

ABOUT THIS OFFERING

Securities Being Offered	Up to 1,500,000 shares of common stock of Ultimate at a price of $2.00 per share. We currently have 16,627,175 shares outstanding.

Terms of the Offering	Ultimate is offering shares of its common stock on a best efforts, no minimum offering. This is a direct offering to the public.

Termination of the Offering

The offering will conclude when Ultimate has sold all of the 1,500,000 shares of common stock offered, or one year from the date of this Offering Circular, which ever is earlier. The offering may be terminated at any time without notice.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See Risk Factors beginning on page 5.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss of their investment. You should carefully consider the following risk factors, together with the other information in this Offering Circular, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to the Early Stage of our Company

We are at a very early operational stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage. Our business and operations should be considered to be in a very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We have a very limited operating history and our business plan is unproven and may not be successful.

Our company was formed on July 10, 2017. We have not yet begun full scale operations under the current business model. We have not proven that our business model will allow us to generate a profit.

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of ($7,036) as of December 31, 2017 and we expect to continue to incur in the foreseeable future related to the completion of development and commercialization of our program. As a result, we are sustaining substantial operating and net losses, and it is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

We expect to continue to devote significant capital resources for working capital purposes. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of real estate projects. Because our common stock is not listed on a major stock market, many investors may not be willing or allowed to purchase it or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We expect to raise additional capital during 2017 and 2018 but we do not have any firm commitments from any party. If we are unsuccessful in raising funds in this offering, or other additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

The company’s ability to become a profitable operating company is dependent upon its ability to generate revenues and/or obtain financing adequate to acquire truck tractors, and obtaining a level of revenues adequate to support our cost structure. These factors have raised substantial doubts about our ability to continue as a going concern. We plan to attempt to raise additional equity capital by selling shares in this offering and, if necessary, through one or more private placement or public offerings. However, the doubts raised, relating to our ability to continue as a going concern, may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

Our Articles of Incorporation limit the liability of our officers and directors therefore limiting shareholder actions.

The company’s articles state in part “[a] director [or] officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer…” therefore a shareholder may be limited in actions which can be taken against the officers and directors. The company does not believe and it is the policy of the SEC that this limitation does not apply to federal securities laws.

The terms of the subscription agreement may deter the initiation of actions against the company by subscribers.

The company’s subscription agreement notes the following: “the party prevailing in such litigation shall be entitled… to a reasonable sum as and for their or his or its attorney’s fees and costs in such litigation” and provides an exclusive forum provision for claims brought by the undersigned of the Subscription Agreement with respect to the Subscription Agreement. These sections restrict the amount of potential attorneys fees such the full cost of a party to an action in relation to the subscription agreement may not be covered and limit where such action can be initiated which may impose added difficulty and cost to the initiation of any such action.

Risks Relating to Our Business

Our business is subject to general economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control, any of which could have a materially adverse effect on our results of operations.

The truckload industry is highly cyclical, and our business is dependent on a number of factors that may have a materially adverse effect on our results of operations, many of which are beyond our control.  We believe that some of the most significant of these factors include (i) excess tractor and trailer capacity in the trucking industry in comparison with shipping demand; (ii) declines in the resale value of used equipment; (iii) strikes, work stoppages, or work slowdowns at our facilities or at customer, port, border crossing, or other shipping-related facilities; (iv) increases in interest rates, fuel, taxes, tolls, and license and registration fees; and (v) rising costs of healthcare.

We may also be affected by (i) recessionary economic cycles, such as the period from 2007 through 2009 and the 2016 freight environment, which was characterized by weak demand and downward pressure on rates; (ii) changes in customers’ inventory levels and in the availability of funding for their working capital; (iii) changes in the way our customers choose to source or utilize our services; and (iv) downturns in our customers’ business cycles. Economic conditions may adversely affect our customers and their demand for and ability to pay for our services. Customers encountering adverse economic conditions represent a greater potential for loss and we may be required to increase our allowance for doubtful accounts.

Economic conditions that decrease shipping demand or increase the supply of available tractors and trailers can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. The risks associated with these factors are heightened when the U.S. economy is weakened, such as the period from 2007 through 2009. Some of the principal risks during such times, which risks we have experienced during prior recessionary periods, are as follows:

●	we may experience a reduction in overall freight levels, which may impair our asset utilization;

●	freight patterns may change as supply chains are redesigned, resulting in an imbalance between our capacity and our customers' freight demand;

●

customers may solicit bids for freight from multiple trucking companies or select competitors that offer lower rates from among existing choices in an attempt to lower their costs, and we might be forced to lower our rates or lose freight;

●	we may be forced to accept freight from freight brokers, where freight rates are typically lower, or may be forced to incur more non-revenue miles to obtain loads; and

●	lack of access to current sources of credit or lack of lender access to capital, leading to an inability to secure credit financing on satisfactory terms, or at all.

We also are subject to potential increases in various costs and other events that are outside of our control that could materially reduce our profitability if we are unable to increase our rates sufficiently.  Such cost increases include, but are not limited to, fuel and energy prices, driver and office employee wages, purchased transportation costs, taxes and interest rates, tolls, license and registration fees, insurance premiums and claims, revenue equipment and related maintenance costs, tires and other components, and healthcare and other benefits for our employees.  We could be affected by strikes or other work stoppages at our service centers or at customer, port, border, or other shipping locations. Further, we may not be able to appropriately adjust our costs and staffing levels to changing market demands. In periods of rapid change, it is more difficult to match our staffing level to our business needs.

Changing impacts of regulatory measures could impair our operating efficiency and productivity, decrease our operating revenues and profitability, and result in higher operating costs. In addition, declines in the resale value of revenue equipment can also affect our profitability and cash flows. From time-to-time, various U.S. federal, state, or local taxes are also increased, including taxes on fuels.  We cannot predict whether, or in what form, any such increase applicable to us will be enacted, but such an increase could adversely affect our results of operations and profitability.

In addition, we cannot predict future economic conditions, fuel price fluctuations, or how consumer confidence could be affected by actual or threatened armed conflicts or terrorist attacks, government efforts to combat terrorism, military action against a foreign state or group located in a foreign state, or heightened security requirements.  Enhanced security measures in connection with such events could impair our operating efficiency and productivity and result in higher operating costs.

Insurance and claims expenses could significantly impact our earnings.

We plan to maintain insurance with licensed insurance carriers.  Although we believe our aggregate insurance limits should be sufficient to cover reasonably expected claims, it is possible that the amount of one or more claims could exceed our aggregate coverage limits.  If any claim were to exceed our coverage, we would bear the excess.  Insurance carriers have raised premiums for many businesses, including transportation companies.  As a result, our insurance and claims expense could increase.  Our results of operations and financial condition could be materially and adversely affected if (i) cost per claim, premiums, or the number of claims significantly exceeds our coverage limits or retention amounts; (ii) we experience a claim in excess of our coverage limits; (iii) our insurance carriers fail to pay on our insurance claims; or (iv) we experience a claim for which coverage is not provided. Healthcare legislation and inflationary cost increases could also negatively affect our financial results.

Healthcare legislation and inflationary cost increases also could negatively impact financial results by increasing annual employee healthcare costs.  We cannot presently determine the extent of the impact healthcare costs will have on our financial performance.  In addition, rising healthcare costs could force us to make changes to existing benefit programs, which could negatively impact our ability to attract and retain employees.

We expect to have significant ongoing capital requirements that could affect our profitability if we are unable to generate sufficient cash from operations and obtain financing on favorable terms.

The truckload industry is capital intensive, and our policy of operating newer equipment will require us to expend significant amounts annually.  We expect to pay for projected capital expenditures with cash flows from operations or financing available under any line of credit which we may be able to obtain. However, we do not believe that we will be able to obtain any bank line of credit until we achieve significant sales.   If we were unable to generate sufficient cash from operations, we would need to seek alternative sources of capital, including financing, to meet our capital requirements.  In the event that we are unable to generate sufficient cash from operations or obtain financing on favorable terms in the future, we may have to limit our fleet size, enter into less favorable financing arrangements, or operate our revenue equipment for longer periods, any of which could have a materially adverse effect on our profitability.

Increased prices for new revenue equipment, design changes of new engines, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability.

We are subject to risk with respect to higher prices for new tractors for our trucking operations.  There has been a steady increase in prices for new tractors over the past few years, while the resale value of the tractors has not increased to the same extent.  Prices have increased and may continue to increase, due to, among other reasons, (i) increases in commodity prices; (ii) government regulations applicable to newly manufactured tractors, trailers, and diesel engines; and (iii) the pricing discretion of equipment manufacturers.  In addition, the engines installed in our newer tractors are subject to emissions control regulations issued by the EPA.  Increased regulation has increased the cost of our new tractors and could impair equipment productivity, in some cases, result in lower fuel mileage, and increase our operating expenses.  Further regulations with stricter emissions and efficiency requirements have been proposed that would further increase our costs and impair productivity.  These adverse effects, combined with the uncertainty as to the reliability of the vehicles equipped with the newly designed diesel engines and the residual values realized from the disposition of these vehicles, could increase our costs or otherwise adversely affect our business or operations as the regulations become effective.  Over the past several years, some manufacturers have significantly increased new equipment prices, in part to meet new engine design and operations requirements.  Our business could be harmed if we are unable to obtain an adequate supply of new tractors and trailers for these or other reasons. As a result, we expect to pay increased prices for equipment and incur additional expenses for the foreseeable future. Furthermore, reduced equipment efficiency may result from new engines designed to reduce emissions, thereby increasing our operating expenses.

Tractor and trailer vendors may reduce their manufacturing output in response to lower demand for their products in economic downturns or shortages of component parts.  A decrease in vendor output may have a materially adverse effect on our ability to purchase a quantity of new revenue equipment that is sufficient to sustain our desired growth rate and to maintain a late-model fleet.  Moreover, an inability to obtain an adequate supply of new tractors or trailers could have a materially adverse effect on our business, financial condition, and results of operations.

If fuel prices increase significantly, our results of operations could be adversely affected.

Our trucking operations will be dependent upon the price of diesel fuel.  Prices and availability of petroleum products are subject to political, economic, weather-related, and market factors that are generally outside our control and each of which may lead to fluctuations in the cost of fuel. Fuel prices also are affected by the rising demand for fuel in developing countries, and could be materially adversely affected by the use of crude oil and oil reserves for purposes other than fuel production and by diminished drilling activity.  Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain.  Because our trucking operations will be dependent upon diesel fuel, significant increases in diesel fuel costs could materially and adversely affect our results of operations and financial condition if we are unable to pass increased costs on to customers through rate increases or fuel surcharges.

Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet.

With respect to our trucking services, difficulty in attracting and retaining sufficient numbers of qualified drivers, which includes the engagement of independent contractors, could have a materially adverse effect on our growth and profitability.  The truckload transportation industry periodically experiences a shortage of qualified drivers, particularly during periods of economic expansion, in which alternative employment opportunities are more plentiful and freight demand increases, or during periods of economic downturns, in which unemployment benefits might be extended and financing is limited for independent contractors who seek to purchase equipment or for students who seek financial aid for driving school.  Regulatory requirements, including those related to safety ratings, ELDs, and hours-of-service changes, and an improved economy could further reduce the number of eligible drivers or force us to increase driver compensation to attract and retain drivers.  We believe that stricter hours-of-service regulations adopted by the DOT have tightened, and may continue to tighten, the market for eligible drivers, and the required implementation of ELDs in December 2017 may further tighten the market.  We believe the shortage of qualified drivers and intense competition for drivers from other trucking companies may create difficulties in maintaining or increasing the number of drivers and may restrain our ability to engage a sufficient number of drivers and independent contractors; our inability to do so may negatively affect our operations. Further, the compensation we offer our drivers and independent contractor expenses are subject to market conditions, and we may find it necessary to increase driver and independent contractor compensation in future periods.

Our independent contractors will be responsible for paying for their own equipment, fuel, and other operating costs, and significant increases in these costs could cause them to seek higher compensation from us or seek other opportunities within or outside the trucking industry.   In addition, we may suffer from a high turnover rate of drivers and independent contractors.  This high turnover rate would require us to continually recruit a substantial number of drivers and independent contractors in order to operate existing revenue equipment and maintain our independent contractor fleet.  If we are unable to attract and contract with independent contractors, we could be forced to, among other things, limit our growth, decrease the number of our tractors in service, adjust our driver compensation package or independent contractor compensation, or pay higher rates to third-party truckload carriers, which could adversely affect our profitability and results of operations if not offset by a corresponding increase in customer rates.

We operate in a highly regulated industry, and changes in existing regulations or violations of existing or future regulations could have a materially adverse effect on our operations and profitability.

We operate in the United States pursuant to operating and brokerage authority granted by the DOT, and we are also regulated by the EPA, DHS, and other agencies in states in which we operate.  Our independent contractors also must comply with the applicable safety and fitness regulations of the DOT, including those relating to drug and alcohol testing, driver safety performance, and hours-of-service.  Matters such as weight, equipment dimensions, exhaust emissions, and fuel efficiency are also subject to government regulations.  We also may become subject to new or more restrictive regulations relating to fuel efficiency, exhaust emissions, hours-of-service, ergonomics, on-board reporting of operations, collective bargaining, security at ports, speed limiters, driver training, and other matters affecting safety or operating methods.  Future laws and regulations may be more stringent, require changes in our operating practices, influence the demand for transportation services, or require us to incur significant additional costs.  Higher costs incurred by us, or by our suppliers who pass the costs onto us through higher supplies and materials pricing, could adversely affect our results of operations.  In addition, the Trump administration has indicated a desire to reduce regulatory burdens that constrain growth and productivity, and also to introduce legislation such as infrastructure spending, that could improve growth and productivity. Changes in regulations, such as those related to trailer size limits, hours-of-service, and mandating ELDs, could increase capacity in the industry or improve the position of certain competitors, either of which could negatively impact pricing and volumes, or require additional investments by us.  The short and long term impacts of changes in legislation or regulations are difficult to predict and could materially adversely affect our operations.  The "Regulation" section the Business section of this Offering Circular discusses in detail several proposed, pending, suspended, and final regulations that could materially impact our business and operations.

The CSA program adopted by the FMCSA could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships.

Under CSA, drivers and fleets are evaluated and ranked against their peers based on certain safety-related standards.  As a result, certain potential drivers may not be hired to drive for us and our fleet could be ranked poorly as compared to our peer carriers.  We do not intend to recruit and retain first-time drivers to be part of our fleet, but if we did those drivers may have a higher likelihood of creating adverse safety events under CSA.  The occurrence of future deficiencies could affect driver recruitment by causing high-quality drivers to seek employment with other carriers or could cause our customers to direct their business away from us and to carriers with higher fleet safety rankings, either of which would adversely affect our results of operations.  Additionally, competition for drivers with favorable safety ratings may increase and thus could necessitate increases in driver-related compensation costs.  Further, we may incur greater than expected expenses in our attempts to improve our scores or as a result of those scores.

Receipt of an unfavorable DOT safety rating could have a materially adverse effect on our operations and profitability.

If we were to receive a conditional or unsatisfactory DOT safety rating, it could materially adversely affect our business, financial condition, and results of operations as customer contracts may require a satisfactory DOT safety rating, and a conditional or unsatisfactory rating could materially adversely affect or restrict our operations.

The FMCSA also has proposed regulations that would modify the existing rating system and the safety labels assigned to motor carriers evaluated by the DOT.  Under the proposed regulations, the methodology for determining a carrier’s DOT safety rating would be expanded to include the on-road safety performance of the carrier’s drivers and equipment, as well as results obtained from investigations. Exceeding certain thresholds based on such performance or results would cause a carrier to receive an unfit safety rating.  If these proposed regulations are enacted, and we were to receive an unfit safety rating, our business would be materially adversely affected in the same manner as if we received a conditional or unsatisfactory safety rating under the current regulations.

If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected.

Tax and other regulatory authorities, as well as independent contractors themselves, have increasingly asserted that independent contractor drivers in the trucking industry are employees rather than independent contractors for a variety of purposes, including income tax withholding, workers' compensation, wage and hour compensation, unemployment, and other issues. Federal legislators have introduced legislation in the past to make it easier for tax and other authorities to reclassify independent contractor drivers as employees, including legislation to increase the recordkeeping requirements for those that engage independent contractor drivers and to increase the penalties of companies who misclassify their employees as independent contractors and are found to have violated employees' overtime and/or wage requirements.  Additionally, federal legislators have sought to abolish the current safe harbor allowing taxpayers meeting certain criteria to treat individuals as independent contractors if they are following a long-standing, recognized practice, extend the Fair Labor Standards Act to independent contractors, and impose notice requirements based upon employment or independent contractor status and fines for failure to comply.  Some states adopted initiatives to increase their revenues from items such as unemployment, workers' compensation, and income taxes, and a reclassification of independent contractor drivers as employees would help states with these initiatives.  We could potentially be a party to class actions from time-to-time alleging violations of the Fair Labor Standards Act and other labor laws seeking to reclassify independent contractors as employees.  Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status.  If our independent contractor drivers were determined to be our employees, we would incur additional exposure under federal and state tax, workers' compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

Compliance with various environmental laws and regulations to which our operations are subject may increase our costs of operations, and non-compliance with such laws and regulations could result in substantial fines or penalties.

In addition to direct regulation by the DOT and related agencies, we are subject to various federal, state, and local environmental laws and regulations dealing with the transportation, storage, discharge, presence, use, disposal, and handling of hazardous materials, wastewater, storm water, waste oil, and fuel storage tanks.  We are also subject to various environmental laws and regulations involving air emissions from our equipment and facilities, and discharge and retention of storm water.  Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others.  We do not plan to carry any hazardous substances.   however, if soil or groundwater contamination is found at our facilities or results from our operations, or we are found to be in violation of or fail to comply with applicable environmental laws or regulations, then we could be subject to clean-up costs and liabilities, including substantial fines or penalties or civil and criminal liability, any of which could have a materially adverse effect on our business and results of operations.

In addition, tractors and trailers used in our trucking operations have been and are affected by federal, state, and local statutory and regulatory requirements related to air emissions and fuel efficiency.  In order to reduce exhaust emissions and traffic congestion, some states and municipalities have restricted the locations and amount of time where diesel-powered tractors, such as ours, may idle or travel.  These and other similar restrictions could cause us to alter our drivers' behavior and routes, purchase additional auxiliary or other on-board power units to replace or minimize engine power and idling, or experience decreases in productivity.  Our tractors and trailers could also be adversely affected by related or similar legislative or regulatory actions in the future.

EPA regulations limiting exhaust emissions became more restrictive in 2010, when an executive memorandum was signed directing the NHTSA and the EPA to develop new, stricter fuel efficiency standards for heavy trucks. In 2011, the NHTSA and the EPA adopted final rules that established the Phase 1 Standards.  The Phase 1 Standards apply to tractor model years 2014 to 2018, which are required to achieve an approximate 20 percent reduction in fuel consumption by 2018, and equates to approximately four gallons of fuel for every 100 miles traveled. In addition, in October 2016, the EPA and NHTSA published the final rule establishing the Phase 2 Standards that will apply to trailers beginning with model year 2018 and tractors beginning with model year 2021.  The Phase 2 Standards require nine percent and 25 percent reductions in emissions and fuel consumption for trailers and tractors, respectively, by 2027.  We believe these requirements will result in additional increases in new tractor and trailer prices and additional parts and maintenance costs incurred to retrofit our tractors and trailers with technology to achieve compliance with such standards, which could adversely affect our results of operations and profitability, particularly if such costs are not offset by potential fuel savings. We cannot predict, however, the extent to which our operations and productivity will be impacted.  In addition, future additional emissions regulations are possible.  Any such regulations that impose restrictions, caps, taxes, or other controls on emissions of greenhouse gases could adversely affect our operations and financial results.  Until the timing, scope, and extent of any future regulation becomes known, we cannot predict its effect on our cost structure or our results of operations; however, any future regulation could impair our operating efficiency and productivity and result in higher operating costs.

We operate in a highly competitive and fragmented industry, and numerous competitive factors could limit growth opportunities and could have a materially adverse effect on our results of operations.

We operate in a highly competitive transportation industry, which includes thousands of trucking and logistics companies.  In our trucking segment, we primarily compete with other truckload carriers that provide dry van, temperature-controlled, and drayage services similar to those provided by our Dry Van, Refrigerated, and Drayage operating units.  Less-than-truckload carriers, private carriers, intermodal companies, railroads, and logistics companies compete to a lesser extent with our trucking segment but are direct competitors of the Brokerage and Intermodal operating units in our Logistics segment.  We transport or arrange for the transportation of various types of freight, and competition for such freight is based mainly on customer service, efficiency, available capacity and shipment modes, and rates that can be obtained from customers.  Such competition in the transportation industry could adversely affect our freight volumes, the freight rates we charge our customers, or profitability and thereby limit our growth opportunities.  Additional factors may have a materially adverse effect on our results of operations.  These factors include the following:

●

many of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth rates in the economy, which may limit our ability to maintain or increase freight rates or maintain significant growth in our business;

●

many customers reduce the number of carriers they use by selecting so-called "core carriers" as approved service providers or by engaging dedicated providers, and in some instances we may not be selected;

●	many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress freight rates or result in the loss of some of our business to competitors;
●

the market for qualified drivers is increasingly competitive, and our inability to attract and retain drivers could reduce our equipment utilization or cause us to increase compensation, both of which would adversely affect our profitability;

●	competition from non-asset-based and other logistics and freight brokerage companies may adversely affect our customer relationships and freight rates;

●	economies of scale that may be passed on to smaller carriers by procurement aggregation providers may improve their ability to compete with us;

●

some of our competitors may not yet be fully compliant with pending regulations, such as regulations requiring the use of ELDs, which may allow such competitors to take advantage of additional driver productivity;

●

advances in technology may require us to increase investments in order to remain competitive, and our customers may not be willing to accept higher freight rates to cover the cost of these investments; and

●	higher fuel prices and, in turn, higher fuel surcharges to our customers may cause some of our customers to consider freight transportation alternatives, including rail transportation.

Risks Relating to our Stock

The offering price of $2.00 per share is arbitrary.

The offering price of $2.00 per share has been arbitrarily determined by our management and does not bear any relationship to the assets, net worth or projected earnings of the Company, or any other generally accepted criteria of value.

We have no firm commitments to purchase any shares.

We have no firm commitment for the purchase of any shares. Therefore, there is no assurance that a broad trading market will develop or be sustained. The Company has not engaged a placement agent or broker for the sale of the shares. The Company may be unable to identify investors to purchase the shares and may have inadequate capital to support its ongoing business obligations.

All proceeds from the sale of shares offered by the Company will be immediately available for use by the Company.

There is no minimum offering amount and we have not established an escrow to hold any of the proceeds from the sale of the shares offered by the company. As a result, all proceeds from the sale of shares offered by the Company will be available for immediate use by the company. The proceeds of the sale may not be sufficient to implement the Company’s business strategy.

Our shares are not quoted on any market or exchange other than on the over the counter market sponsored by OTC Link.  Liquidity on OTC Link may be limited.

As a security quoted only on the over the counter market, our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or The NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for the common stock. It is possible that the company’s shares may never be listed on an exchange.

A low market price would severely limit the potential market for our common stock.

Our common stock is expected to trade at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker -dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on OTC Link.  A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts as they may otherwise desire.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is highly concentrated. Through ownership of shares of our common stock, our officers beneficially own 98.9% of our total outstanding shares of common stock before this offering. As a result of the concentrated ownership of the stock, these stockholders, acting in concert, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements; others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ, are those that address the board of Directors independence, audit committee oversight, and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these corporate governance measures, and since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees, may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

Factors that might cause these differences include the following:

•	the ability of the company to offer and sell the shares of common stock offered hereby;

•	the integration of multiple technologies and programs;

•	the ability to successfully complete development and commercialization of sites and our company’s expectations regarding market growth;

•	changes in existing and potential relationships with collaborative partners;

•	the ability to retain certain members of management;

•	our expectations regarding general and administrative expenses;

•	our expectations regarding cash balances, capital requirements, anticipated revenue and expenses, including infrastructure expenses; and

•	other factors detailed from time to time in filings with the SEC.

  In addition, in this Offering Circular, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

  We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this Offering Circular. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Offering Circular may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

  USE OF PROCEEDS

  With respect to up to 1,500,000 shares of common stock to be sold by the Company, unless we provide otherwise in a supplement to this Offering Circular, we intend to use the net proceeds from the sale of our securities primarily for purchase of equipment and then for general and administrative costs or working capital purposes. In general, each truck tractor requires an immediate expenditure of $25,000.

  Our management will have broad discretion in the allocation of the net proceeds of any offering, however, the following table outlines management’s current anticipated use of proceeds given that the offering is being completed on a best-efforts basis and may not result in the Company receiving the entire offering amount. In the event that 100% of the funds are not raised, management has outlined how they perceive the funds will be allocated, at various levels. The offering scenarios are presented for illustrative purposes only and the actual amount of proceeds, if any, may differ. The offering expenses of any selling shareholders are not included in this table, and any such expenses that were to be incurred would be paid out of General Operating Expenses. The table is set out in the perceived order of priority of such purposes, provided however; management may reallocate such proceeds among purposes as the situation dictates. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

	5% of	50% of	75% of	100% of
	Offering	Offering	Offering	Offering

Gross Proceeds	$150,000	$1,500,000	$2,250,000	$3,000,000
Less offering expenses of $20,000	130,000	1,480,000	2,230,000	2,980,000

Proposed use of proceeds
Acquisition of equipment	100,000	1,300,000	2,000,000	2,500,000
General and administrative expenses	10,000	100,000	130,000	200,000
Working capital reserve	20,000	80,000	100,000	280,000
Total application of net proceeds	$130,000	$1,480,000	$2,230,000	$2,980,000

  DILUTION

  Ultimate’s net tangible book value of December 31, 2017 was $(7,036) or ($0.0004) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of the company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock on December 31, 2017.

  The following table shows the dilution to new investors at an assumed offering price of $2.00 per share and on assumptions of the amount sold in this offering; namely, 5%, 50%, 75% and 100% of the maximum offering.

	5% of	50% of	75% of	100% of
	Offering	Offering	Offering	Offering

Net tangible book value prior to offering	$(7,306)	$(7,306)	$(7,306)	$(7,306)
Shares oustanding prior to offering	16,627,175	16,627,175	16,627,175	16,627,175
Shares sold	75,000	750,000	1,125,000	1,500,000
Shares oustanding after offering	16,702,175	17,377,175	17,752,175	18,127,175
Net proceeds	$150,000	$1,500,000	$2,250,000	$3,000,000
Total shares offering, max	75,000	750000	1125000	1500000
Net TBV per share before offering	$(0.0004)	$(0.0004)	$(0.0004)	$(0.0004)
Net tangible BV after offering	142,694	$1,492,694	$2,242,694	$2,992,694
Net TBV per share after offering	0.0085	$0.0859	$0.1263	$0.1651
Increase attributable from investors	$0.0090	$0.0863	$0.1268	$0.1655
Dilution to new investors	$1.9915	$1.9141	$1.8737	$1.8349

  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  Our common stock is not currently traded on any exchange, but trades under the name “Next 10, Inc.” and the symbol NXTN on OTC Link. We intend to apply to FINRA for a name and symbol change. We cannot assure that any broad market for the shares will develop or be sustained. We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the Board of Directors decides are relevant. See “Plan of Operation.”

  As of December 31, 2017, we had one beneficial shareholder holding in the aggregate 98.9% of our issued and outstanding common stock. There is currently only a limited trading market for the common stock, and trading is sporadic. As of December 31, 2017, there were approximately 126 record holders of common stock. These historical prices do not include retail markup, markdown or commissions and may not represent actual transactions.

Quarter Ended	High	Low

December 31, 2017	$1.50	$0.12
September 30, 2017	$0.50	$0.05
June 30, 2017	$0.58	$0.10
March 31, 2017	$0.20	$0.10

December 31, 2016	$0.16	$0.05
September 30, 2016	$0.14	$0.07
June 30, 2016	$0.28	$0.07
March 31, 2016	$5.00	$0.03

  BUSINESS

  Ultimate Holdings Corporation (“we,” “Ultimate,” or the “Company”) was formed on July 10, 2017 under the name UHC Corporation. The Company is the product of a holding company reorganization effected under Oklahoma law, from a corporation formerly known as Next 10, Inc. and trading under the symbol NXTN.  We intend to file for a symbol change with FINRA. The name changed to Ultimate Holdings Corporation was effective on July 21, 2017. See discussion under the caption “The Reorganization.”

  Business Strategy

  Ultimate is headquartered in Boise, Idaho, and is newly organized to engage in truck shipping of refrigerated and frozen food products, initially concentrating in Idaho and surroundings states. 81% of everything that is used, or consumed, in our country is hauled with a big truck.  The balance of the product is moved by rail, air, ship and pipeline.  Our business model involves engaging carefully selected independent drivers, assisting them in acquiring semi-tractors under capital lease financing, and assisting them in complying with the ever-increasing regulatory burdens associated with freight transportation. Management plans to bid on freight contracts and hire drivers as fast as it can obtain cash for acquisition of equipment.

  The US trucking industry currently is suffering from a serious shortage of qualified drivers. Our business model, we believe, increases the monthly income which trucker drivers can achieve based on our management assistance. We expect to earn revenues from freight shipments as well as receiving revenue from leasing equipment to the carriers.

  Our Industry

  Trucking companies provide transportation services to virtually every industry operating in the United States and generally offer higher levels of reliability and faster transit times than other surface transportation options. According to the American Trucking Associations US Freight Transportation Forecast to 2027, between 2016 and 2027, the amount of freight moved by trucks is expected to grow by nearly 27%, with truckload volume estimated to grow 2% annually until 2022 and 1.6% per year thereafter, and LTL volume expected to grow 3% per year and then 2.8% in the same time periods.

  The trucking industry is comprised principally of two types of motor carriers: LTL and truckload. LTL carriers typically pick up multiple shipments from multiple customers on a single truck and then route that freight for delivery through service centers where the freight may be transferred to other trucks with similar destinations. In contrast, truckload carriers generally dedicate an entire truck to one customer from origin to destination.

  ATA American Trucking Trends states that trucking revenues for 2015 reached an all-time high of $726.4 billion, or 81.5% of all freight revenues, with 3.63 million Class 8 trucks in operation.

  Our Business Model

  We plan to have the carriers specialize in trucking refrigerated, or frozen food. We believe that by concentrating on a niche market, we are better able to provide a high level of service to shipping customers.  We believe this helps make the company virtually recession proof.

  Our emphasis on the niche refrigerated and frozen food market is combined with two other elements, which we believe are critical for our success. As the trucking industry has found itself under an increasing level of regulation in recent years, we have focused a significant amount of management time into fine-tuning compliance procedures. Finally, we plan to screen our drivers and potential drivers carefully and to provide them with an attractive compensation package as independent contractors. Our business model is designed to be able to grow our fleet rapidly over the next several years.

  We plan to market our services at this time in-house in our principal headquarters primarily by referrals and also by selected print advertising.

  Competition and the Industry

  The freight transportation markets in which we operate are frequently referred to as highly fragmented and competitive. We compete with an innumerable variety of large and small carriers.

  We compete with other transportation service companies primarily in terms of price, on-time pickup and delivery service, availability and type of equipment capacity, and availability of carriers for logistics services.

  Regulation

  Our operations as a for-hire motor carrier are subject to regulation by the U.S. Department of Transportation (DOT) and the Federal Motor Carrier Safety Administration (FMCSA), and certain business is also subject to state rules and regulations. The DOT periodically conducts reviews and audits to ensure our compliance with federal safety requirements, and we report certain accident and other information to the DOT. We currently do not have any operations into and of out Canada and Mexico.

  In 2013, the remaining provisions of the FMCSA’s amendment to the hours-of-service (HOS) safety requirements for commercial truck drivers became effective, and we experienced some negative impact on our productivity as a result. However, in December 2014, as a result of the Consolidated and Further Continuing Appropriations Act of 2015, the FMCSA was required to rescind the 34-hour restart provision of the amended HOS rules to the pre-July 1, 2013 requirements. Furthermore, the FMCSA was required to conduct a field study measuring the safety benefit of the amended HOS rules before and after this rule change. This rule rescission is considered temporary pending the outcome of the study. We continue to evaluate and adjust the various segments of our operations toward the ultimate impact of these changes in HOS safety requirements.

  In December 2017, the FMCSA published a Final Rule requiring logging drivers to complete their logs using an Electronic Logging Device (ELD). Since the issuance of the initial proposal of this rule change, we have successfully implemented a plan to replace any legacy on-board recording equipment within our fleets. As of the date of this filing, we believe that we are in compliance. We do not anticipate a negative impact on our operations.

  In 2013, the FMCSA, in conjunction with the National Highway Traffic Safety Administration, submitted a Notice of Proposed Rulemaking to require the installation of speed-limiting devices on heavy trucks. The final rule regarding this proposal was published in 2017. We believe this rule will have minimal implementation cost, as all of our heavy trucks subject to this rule already have these devices installed. We do not anticipate a negative impact on our operations or productivity. We continue to monitor the actions of the FMCSA and other regulatory agencies and evaluate all proposed rules to determine their impact on our operations.

  Insurance

  We will carry a significant amount of insurance with third-party insurance carriers, but we are exposed to the risk of loss on claims up to the limit for which we hold either a self-insured retention ("SIR") or deductible. We periodically review our risk exposure and insurance coverage applicable to those risks and we believe that we maintain sufficient insurance coverage.

  Diesel Fuel Availability and Cost

  We will depend heavily upon the availability and quality of diesel fuel to provide our transportation services. We could be susceptible to regional and/or national fuel shortages, which could cause us to incur additional expense in order to obtain an adequate supply within our own fueling network or cause us to rely more heavily on higher-priced retail fuel.

  We believe our operations and financial condition are susceptible to the same diesel fuel price increases or shortages as those of our competitors. We plan to have a fuel surcharge program as one of many components that we use to determine the overall price for our transportation services. Our fuel surcharges are generally indexed to fuel prices published by the U.S. Department of Energy (the “DOE”) that reset each week.

  Environmental Regulation

  We are subject to various federal, state and local environmental laws and regulations that focus on, among other things: the emission and discharge of hazardous materials into the environment or their presence in our vehicles; transportation of certain materials; and the discharge or retention of storm water. However, we do not currently transport hazardous materials and have no plans to do so. Under specific environmental laws, we could also be held responsible for any costs relating to contamination at our past or present facilities and at third-party waste disposal sites, as well as costs associated with clean-up of accidents involving our vehicles. We do not believe that the cost of future compliance with current environmental laws or regulations will have a material adverse effect on our operations, financial condition, competitive position or capital expenditures for fiscal year 2017. However, future changes to laws or regulations may adversely affect our operations and could result in unforeseen costs to our business.

  Employees

  As of December 31, 2017, we had no employees other than our officers.

  Description of Property

  We currently use a limited amount of office space at 4663 S. Enterprise St., Boise, ID 83705 on a month to month basis from our principal officers. We believe these facilities are sufficient for the next 12 months.

  PLAN OF OPERATIONS

  The following discussion of our plan of operations should be read in conjunction with our unaudited financial statements that appear elsewhere in this Offering Circular. This Offering Circular contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The known risks include the following factors:

  Our ability to obtain freight contracts with customers

  Our ability to attract and retain qualified drivers

  Our ability to obtain financing for equipment purchases

  The state of the capital markets, which will affect the interest rate at which we may be able to acquire equipment

  Our ability to compete in the industry

  Our ability to administer our business, keep accurate financial records and process and disclose our results of operations on a    timely basis

  Prices for diesel fuel and liability insurance rates

  General economic and political conditions

  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward -looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this Offering Circular beginning on page 6.

  The future of our company is dependent upon its ability to obtain financing and obtain revenues. We have limited financial resources at this time.

  Revenue Recognition

  We expect to recognize revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the fees earned can be readily determined; and (iv) collectability of the fees is reasonably assured. We expect to recognize revenue based on the relative transit time of the freight transported and as other services are provided. Accordingly, a portion of the total revenue that will be billed to the customer once a load is delivered is recognized in each reporting period based on the percentage of the freight pickup and delivery service that has been completed at the end of the reporting period.  If the conditions for revenue recognition are not met, we will defer the revenue until all conditions are met.

  We record revenues on the gross basis at amounts charged to our customers because we are the primary obligor, we are a principal in the transaction, we invoice our customers and retain all credit risks, and we maintain discretion over pricing. Additionally, we are responsible for the selection of third-party transportation providers.

  Our trade accounts receivable includes amounts due from customers that have been reduced by an allowance for uncollectible accounts and revenue adjustments. The allowance for uncollectible accounts and revenue adjustments is based on historical experience, as well as any known trends or uncertainties related to customer billing and account collectability. The adequacy of our allowance is reviewed quarterly.

  We plan to purchase tractors and trailers directly from manufacturers, and re-lease to our independent drivers under capital leases. Under our lease agreements, we may retain the right to depreciate revenue equipment, or the financing party may contract to retain depreciation rights. Any purchased revenue equipment would be depreciated on the straight-line method over the estimated useful life to an estimated salvage or trade-in value. We plan to periodically review the useful lives and salvage values of our revenue equipment and evaluate our long-lived assets for impairment. We have not identified any impairment to our assets as of December 31, 2017.

  We will be required to account for capital leases in accordance with Accounting Standards Classification 842-Leases, to enable our shareholders to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 was issued on February 25, 2016, and is effective for annual reporting periods beginning after December 15, 2018. We plan to adopt ASC 842 in our current fiscal year ending December 31, 2017. These disclosures are expected to include the following:

•	Finance lease cost, segregated between the amortization of the right-of use assets and interest on the lease liabilities.

•	Operating lease cost

•	Short-term lease cost, excluding expenses relating to leases with a lease term of one month or less

•	Variable lease cost

•	Sublease income, disclosed on a gross basis, separate from the finance or operating lease expense

•	Net gain or loss recognized from sale and leaseback transactions

•	A maturity analysis of lease liabilities for each of the first five years after the balance sheet date and in total thereafter, including a reconciliation of the undiscounted cash flows to lease liabilities on the balance sheet

•	Amounts segregated between those for finance and operating leases for the following items:

•	Cash paid for amounts included in the measurement of lease liabilities, segregated between operating and financing cash flows

•	Supplemental noncash information on lease liabilities arising from obtaining right-of-use assets

•	Weighted-average remaining lease term

•	Weighted-average discount rate

  In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.  The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

  We may enter into agreements with tractor suppliers for residual or trade-in values for certain new equipment. We have utilized these trade-in values, as well as other operational information such as anticipated annual miles, in accounting for depreciation expense. If our suppliers were unable to perform under the terms of our agreements for trade-in values, it could have a material adverse effect on our financial results.

  Revenue Growth

  Our receipt of revenues will be dependent on the acquisition of equipment, which will in turn depend on our ability to raise funds in this or other offerings, and our ability to obtain shipping from customers. We estimate the cash requirements for each truck tractor to be placed in service is approximately $25,000. Based on our internal estimates, we believe that Ultimate can earn an operating profit immediately from each truck tractor in service. We do not plan to acquire tractors nor engage drivers (who are all independent contractors) unless we are highly confident that we can obtain sufficient delivery contracts for that driver. These estimates are based on assumptions including fuel costs, insurance rates, the current level of regulatory burden on the industry, general economic conditions, and other factors. While we will attempt to adjust our business plan for any changes in our assumptions, there is no assurance that we will be able to do so. Because we intend to focus on transport of food, we believe that our business will not be significantly affected by any potential economic downturn.

  Administrative Expenses

  Currently we have a minimal level of administrative expenses, together with a low complexity of management requirements. In connection with becoming subject to reporting requirements under the Securities Exchange Act of 1934, and in particular our need to properly record, assess and disclose our operating results, we believe that we will be required to hire additional management and accounting personnel so that we can adequately manage our business. This will inevitable result in increased costs. Management may not be able to manage growth and these challenges.

  Results of Operations

  We have not generated any revenue through December 31, 2017.  Our independent registered public accounting firm has expressed a going concern opinion which raises substantial doubts about our ability to continue as a going concern.  Due to the limited nature of our operations to date, we do not believe that past performance is any indication of future performance.  The impact of our revenues on recognized trends and uncertainties in our market will not be recognized until such time as we have had sufficient operations to provide a baseline.

  From the Date of Inception (July 10, 2017) through December 31, 2017

  We had no revenue for the period July 10, 2017 (date of inception) through December 31, 2017.

  Operating expenses

  For the period July 10, 2017 (date of inception) through December 31, 2017, we had general and administrative expenses of $7,036 primarily due to general and administrative costs.

  Net loss before income taxes

  Net loss before income taxes for the period July 10, 2017 (date of inception) through December 31, 2017 totaled $7,036 primarily due to general and administrative fees.

  As of December 31, 2017, we had $10,449 in current assets consisting of cash.  We had current liabilities of $55 at December 31, 2017.’;

  Liquidity and Capital Resources

  General – Overall, we had limited cash flows from July 10, 2017 (date of inception) to December 31, 2017.

  The following is a summary of our cash flows provided by (used in) operating, investing, and financing activities during the periods indicated:

  Cash Flows from Operating Activities – From July 10, 2017 (date of inception) to December 31, 2017, net cash used in operating activities of $5,551 was primarily due to a net loss of $7,036, offset by an increase in accounts payable of $55 and expenses paid by founders of $1,700.

  Cash Flows from Financing Activities – From July 10, 2017 (date of inception) to December 31, 2017, net cash provided by financing activities of $16,000 was primarily due to issuance of common stock for cash of $16,000.

  We have no material commitments for the next twelve months. We will however require additional capital to meet our liquidity needs. Currently, we have determined that our anticipated monthly cash flow needs should not exceed $6,000 per month for the next 12 months.

  Our projected capital needs and our projected increase in expenses are based upon our projected roll-out of carriers over the coming twelve months, however, in the event that the full offering proceeds are not raised, we would roll-out new of carriers at a slower pace. Our success does not depend on a scheduled roll-out and therefore it has flexibility to scale back its expenses to meet actual income.

  We anticipate that we will receive sufficient proceeds from investors through this offering, to continue operations for at least the next twelve months; however, there is no assurance that such proceeds will be received and there are no agreements or understandings currently in effect from any potential investors. It is anticipated that we will receive increasing revenues from operations in the coming year, however, since we have earned no revenues to date, it is difficult to anticipate what those revenues might be, if any, and therefore, management has assumed for planning purposes only that it may need to sell common stock, take loans or advances from officers, directors or shareholders or enter into debt financing agreements in order to meet our cash needs over the coming twelve months. The Issuer has no agreements or understandings for any of the above-listed financing options.

  The Use of Proceeds section includes a detailed description of the use of proceeds over the differing offering scenarios of 100%, 75%, 50% and 5%. As our expenses are relatively stable, unless additional sites are rolled out, we believe we can continue its present operations with projected revenues together with offering proceeds under any of the offering scenarios. We will consider raising additional funds through sales of equity, debt and convertible securities, if it is deemed necessary.

  We have no intention in investing in short-term or long-term discretionary financial programs of any kind.

  Fiscal year end

  Our fiscal year end is December 31.

  Going Concern

  Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, we do not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

  Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations.  Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

  Our ability to continue as a going concern is dependent upon its ability to successfully accomplish its business plan and eventually attain profitable operations.  The accompanying financial statements do not include any adjustments that may be necessary if the we are unable to continue as a going concern.

  During the next year, our foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with OTC Markets, and the payment of expenses associated with software development.  We may experience a cash shortfall and be required to raise additional capital.

  Historically, we have relied upon internally generated funds to finance our operations and growth.  Management may raise additional capital through future public or private offerings of our stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing.  Our failure to do so could have a material and adverse effect upon its and its shareholders.

  Off-Balance Sheet Arrangements

  We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

  Other Critical Accounting Policies

  Basis of Presentation

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.  Actual results could differ from those estimates.  Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

  The Company currently operates in one business segment. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of businesses or separate business entities.

  Use of Estimates

  The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in managements' estimates or assumptions could have a material impact on the Company's financial condition and results of operations during the period in which such changes occurred.

  Actual results could differ from those estimates.  The Company's financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

  Property, Plant and Equipment

  Property and equipment are carried at cost.  Expenditures for maintenance and repairs are charged against operations.  Renewals and betterments that materially extend the life of the assets are capitalized.  When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

  Impairment of Long Lived Assets

  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

  Basic and diluted earnings per share

  Basic earnings per share are based on the weighted-average number of shares of common stock outstanding.  Diluted Earnings per share is based on the weighted-average number of shares of common stock outstanding adjusted for the effects of common stock that may be issued as a result of the following types of potentially dilutive instruments:

•	Warrants,

•	Employee stock options, and

•	Other equity awards, which include long-term incentive awards.

  The FASB ASC Topic 260, Earnings Per Share, requires the Company to include additional shares in the computation of earnings per share, assuming dilution.

  Diluted earnings per share is based on the assumption that all dilutive options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options are assumed to be exercised at the time of issuance, and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

  Basic and diluted earnings per share are the same as there were no potentially dilutive instruments for the period presented.

  Related Parties

  Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.

  MANAGEMENT

  All officers and directors have held their positions since inception of the Company on July 10, 2017.

Name	Age	Position
William R. Rieser	79	Chief Executive Officer and Director
Kathryn J. Volin	63	Chief Financial Officer and Director
Kimberly F. Boyd	46	Vice President-Logistics and Director (not an executive officer)
David Culver	32	Vice President-Sales and Marketing (not an executive officer)

  William R. Rieser has over fifty years of experience in finance, sales, and marketing, He has been the General Manager of Ultimate Logistics, LLC, engaged in freight hauling in Boise, Idaho for the past 5 years. Mr. Rieser served in both the Navy and U.S. Marine Corp. Mr. Rieser is the husband of Operations Manager, Kathryn J. Volin.

  Kathryn J. Volin has been the Operations Manager of Ultimate Logistics, LLC for the past 5 years.  At the age of 36, she was the youngest woman in the U.S. to own and manage a full-line GM Dealership. After selling the dealership, Ms. Volin founded and owned a successful seminar training communication company, which she sold to a national company. During her 20 years as a communication/training specialist, she worked with, and privately coached, thousands of executives from Target, 3M, Apple, Pillsbury, Medtronic, Chrysler, Ford, Nestle, Wal-Mart, American Express, Anheuser-Busch, and Payless Shoe Source.  Ms. Volin holds a Bachelor of Science in Business Administration. She is the author of Buff and Polish: A Practical Guide to Enhance Your Professional Image and Communication Style, (1999), ISBN 9780966687866.

  Kimberly F. Boyd started her career in the transportation industry more than 27 years ago with Gordon Trucking.  At that time, Gordon Trucking had a fleet of 300 semi-tractors.  In 2013, Ms. Boyd moved to Boise, Idaho where she facilitated the opening of a new terminal for Gordon Trucking.  Ms. Boyd has worn many different hats during the past 27 years within the transportation industry.  In 2016, Gordon Trucking sold out to Heartland Express.  At the time of their sale, Gordon Trucking had a fleet of 2,000 semi-tractors. Ms. Boyd joined Ultimate Logistics, LLC in 2017.

  David Culver has over 12 years’ finance, sales, and marketing experience in the transportation industry.  Mr. Culver attended the School of Mines for Civil Engineering, and has an Associate Degree from Western Idaho Tech.  Mr. Culver most recently served as Director of Sales for one of the largest automotive dealerships in the Midwest.  Mr. Culver joined Ultimate Logistics, LLC in 2016.

   The following table sets forth certain information concerning the annual compensation of our Chief Executive Officer and our other executive officers during the last two fiscal years.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary*	Bonus	Stock Awards	Option Awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All Other Compensation	Total Compensation

Kathryn J. Volin, CFO and Dir.	2017	$0	0	0	0	0	0	0	$0
William Rieser, CEO and Dir.	2017	$0	0	0	0	0	0	0	$0

   Outstanding Equity Awards at Fiscal Year End.

  There were no outstanding equity awards as of December 31, 2017.

  We currently have no non-employee directors and no compensation was paid to non-employee directors in the period ended December 31, 2017. We intend to identify qualified candidates to serve on the Board of Directors and to develop a compensation package to offer to members of the Board of Directors and its Committees.

  Considering the fact that we are an early stage company, we do not maintain standing audit, compensation or nominating committees. The functions typically associated with these committees are performed by the entire Board of Directors. Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act) and NASDAQ Rules 4200 and 4350. Our Board of Directors has determined that none of its directors meets the independence requirements.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of December 31, 2017, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than five percent (5%) of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of or executive officers, and (iv) our directors and executive officers as a group. All holders of more than five percent of our shares are officers or directors. Unless otherwise indicated, the address of each shareholder is care of Ultimate at our principal office address. Percentages given before the offering are based upon the number of shares outstanding as of December 31, 2017, and after the offering assuming the maximum number of shares qualified are sold.

			Percentage	Percentage
		Number of	Before	After
	Position, if any	Shares Owned (1)	Offering	Offering

William R. Rieser (3)	CEO and Director	16,448,811 (2)	98.9%	90.8%
Kathryn J. Volin (3)	CFO and Director	--	--	--
Kimberly F. Boyd	VP-Logistics and
	Director	--	--	--
David Culver	VP Sales and Marketing
	and Director	--	--	--
All officers and directors
as a group (4 persons)		16,448,811	98.9%	90.8%

  (1)

   Beneficial ownership is determined in accordance with Securities Exchange Act Rule 13d-3, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household. For purposes of Rule 13d-3, a person is deemed to beneficially own securities such person has the right to acquire within 60 days.

  (2)

  All shares held by a corporation controlled by this individual.

  (3)

  Mr. Rieser and Ms. Volin are married to one other.

  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  William R. Rieser contributed $1,700 in cash upon organization of the Company in July 2017.

  DESCRIPTION OF CAPITAL STOCK

	Authorized and Issued Stock Number of Shares at December 31, 2017
Title of Class	Authorized	Outstanding

Common stock, $0.0001 par value per share	490,000,000	16,627,175
Preferred stock, $0.0001 par value per share	10,000,000	0

  Common stock

  Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

  Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders. We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.  Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

  The company’s articles state in part “[a] director [or] officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer…” therefore a shareholder may be limited in actions which can be taken against the officers and directors. The company does not believe and it is the policy of the SEC that this limitation does not apply to federal securities laws.

  The company’s subscription agreement notes the following: “the party prevailing in such litigation shall be entitled to a reasonable sum as and for their or his or its attorney’s fees and costs in such litigation” and provides an exclusive forum provision for claims brought by the undersigned of the Subscription Agreement with respect to the Subscription Agreement. These sections restrict the amount of potential attorneys fees such the full cost of a party to an action in relation to the subscription agreement may not be covered and limit where such action can be initiated which may impose added difficulty and cost to the initiation of any such action.

  Preferred Stock

  Ultimate's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.  Ultimate considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise.  If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in Ultimate's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities.  Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock.  Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock.  The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance.  Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to Ultimate's common stock or any other series of preferred stock which Ultimate may issue.  The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

  The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Ultimate.

  Nevada Anti-Takeover Laws

  Some features of the Nevada Revised Statutes (NRS), which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

  Acquisition of Controlling Interest. The Nevada Revised Statutes contain a provision governing Acquisition of Controlling Interest. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires control shares whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

  a) 20 to 33 1/3%

  b) 33 1/3 to 50%, or

  c) more than 50%.

  A control share acquisition is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

  The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An “Issuing Corporation” is a Nevada corporation, which:

  a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

  b) does business in Nevada directly or through an affiliated corporation.

  At this time, we do not have 100 stockholders of record resident of Nevada nor do we do business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

  Combination with Interested Stockholder. The Nevada Combination with Interested Stockholders Statute may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an interested stockholder and a resident domestic Nevada corporation from entering into a combination, unless certain conditions are met. The statute defines combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder having:

  a) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

  b) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

  c) representing 10 percent or more of the earning power or net income of the corporation.

  An interested stockholder means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a combination within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three -year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

  a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

  b) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

  c) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

  Limitations on Stockholder Actions

  Chapter 78 of the Nevada Revised Statutes ("NRS") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

  Our bylaws provide that it may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NRS.

  Transfer Agent

  The transfer agent for the common stock is Empire Stock Transfer, Las Vegas, Nevada.

  Reports

  As a Tier 1, Regulation A filer, we will be required to file ongoing reports, including an annual report on Form 1-K, and a semi-annual report on form 1-SA.

  PLAN OF DISTRIBUTION

  Ultimate is making this offering on a no minimum, straight best efforts basis, through its officers and directors. No escrow account will be established. Purchasers will be required to complete a subscription agreement and pay the purchase price directly to Ultimate. This is a self-underwritten offering. This Offering Circular is part of a registration on Form S-1that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer, however, the Company may enter into a selling agreement with one or more broker dealers in the future; in that case, the Offering Circular must be first amended.

  After the qualification by the Commission, the Officer and Directors intend to advertise through personal contacts, telephone, and hold investment meetings in approved jurisdictions only. We also intend to use any legally approved and available mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

  The amount you can invest depends on whether you are an “accredited investor.”  An individual will be considered an accredited investor if he or she:

•	earned income that exceeded $200,000 (or $300,000 together with a spouse) in each of the prior two years, and reasonably expects the same for the current year, OR

•	has a net worth over $1 million, either alone or together with a spouse (excluding the value of the person’s primary residence and any loans secured by the residence (up to the value of the residence)).

  Individual who are not accredited investors may invest to no more than 10% of the greater of the person’s annual income or net worth alone, or together with a spouse, (excluding the value of the person’s primary residence and any loans secured by the residence, (up to the value of the residence)).

  Ultimate will bear all costs of the offering in registering the shares, estimated to not exceed $20,000.

  How to Invest

  Subscriptions for purchase of shares offered by this Offering Circular can be made by completing, signing and delivering an executed copy of the Subscription Agreement, available from the Company, and a check or other payment to the order of Ultimate Holdings Corporation in the amount of $2.00 for each share purchased.

  OTC Links Considerations

  Our common stock is currently quoted under the symbol NXTN on the “pink sheets” maintained by OTC Links.  OTC Link is s separate and distinct from The Nasdaq Stock Market and other stock exchanges. NASDAQ has no business relationship with issuers of securities quoted on OTC Link.

  Although The Nasdaq Stock Market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, OTC Link has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with maintaining information about the issuer in its files.

  Investors must contact a broker-dealer to trade OTC Link securities. Investors do not have direct access to OTC Link. There is only required to be one market maker for securities quoted on OTC Link. Because over the counter stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  Nevada Revised Statutes Section 78.7502 (“Section 78.7502”) provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys‘ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 also provides that directors and officers may also be indemnified against expenses (including attorneys ‘fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner, they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

  Our Articles of Incorporation contains provisions which require that our company indemnify its officers, directors, employees and agents, in substantially the same language as Section 78.7502.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being qualified, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  THE REORGANIZATION

  This presentation provides information regarding the reorganization of Ultimate Holdings Corp., a Nevada corporation formerly known as Next 10, Inc., trading under the symbol NXTN, into a newly formed Nevada corporation named UHC Corporation, which then changed its name to Ultimate Holdings Corporation.  This reorganization was effected in three stages, which are detailed in the following flow charts. All of the documents filed with the Secretaries of State of Oklahoma and Nevada are also attached.  In summary, Ultimate Holdings Corp. (Nevada) first reincorporated in Oklahoma by merger into a wholly-owned Oklahoma subsidiary, Ultimate Holdings Oklahoma Corporation.  This reincorporation required the approval of the majority shareholders of Ultimate Holdings Corp. (Nevada), acting by consent action. The approval of the public shareholders of Ultimate Holdings Corp. was not solicited, and therefore the merger did not constitute a "sale" of securities under Securities Act Rule 145. In connection with the reincorporation, each outstanding share of Ultimate Holdings Corp. was converted into one new share of Ultimate Holdings Oklahoma Corporation.

  Ultimate Holdings Oklahoma Corporation then underwent a holding company reorganization under Oklahoma Business Corporation Act Section 18-1081.G. The result of the holding company reorganization was that the existing liabilities and assets of Ultimate Holdings Oklahoma Corporation became held by Next 10, Inc., a newly formed subsidiary of a new Oklahoma holding company, Ultimate Holdings Corp., and the public shareholders of Ultimate Holdings Oklahoma Corporation were deemed to have exchanged their shares for shares in Ultimate Holdings Corp. (an Oklahoma corporation). This reorganization did not require shareholder approval under Oklahoma law.

  In the third stage, Ultimate Holdings Corp. reincorporated in Nevada by merger into UHC Corporation, a newly formed Nevada corporation. This merger was effective on July 21, 2017. This merger required the approval of the shareholders of Ultimate Holdings Corp. (OK), which was given by the sole shareholder of that corporation upon its incorporation. In connection with the merger, UHC Corporation changed its name to Ultimate Holdings Corporation.

Structure Pre-reorganization

Ultimate Holdings Corp., a Nevada corporation formerly known as Next 10, Inc; 16,611,175 shares outstanding, trading symbol NXYN
First, the Nevada parent merges into its Oklahoma subsidiary
Ultimate Holdings Corp,. Oklahoma holding company, which owns all of the shares of UHC Corporation and then merges in to its subsidiary
Ultimate Holdings Oklahoma Corporation, an Oklahoma corporation and wholly-owned subsidiary
Then, that subsidiary merges into its granddaughter Oklahoma subsidiary, Next 10, Inc. in a holding company merger
UHC Corporation, which changes its name to Ultimate Holding Corporation in the merger and becomes the public entity
Ultimate Holdings Corp., an Oklahoma subsidiary and wholly-owned subsidiary
Ultimate Holdings Corp. becomes the holding company, inheriting the symbol NXTN and the shareholder base
Next 10, Inc., an Oklahoma corporation and wholly-owned subsidiary
UHC Corporation, a Nevada corporation formed July 10, 2017 and wholly-owned subsidiary
UHC Corporation, now renamed Ultimate Holdings Corporation, is the new public company with no subsidiaries
After the holding company reorganization, this subsidiary is disposed of to a non-affiliated third party

  LEGAL OPINION

  The legal opinion for this offering has been provided by Elaine A. Dowling, Esq. of EAD Law Group, LLC, 6671 S. Las Vegas Blvd, Suite 210, Las Vegas, NV 89119.  Ph:   702-761-6769  Email: ead@eadlawgroup.com.

  AVAILABLE INFORMATION

  We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the common stock offered hereby. This offering circular, which constitutes part of the offering statement, does not contain all of the information set forth in the offering statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our Company, please review the offering statement, including exhibits, schedules and reports filed as a part thereof. Statements in this offering circular as to the contents of any contract or other document filed as an exhibit to the offering statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the offering statement, each such statement being qualified in all respects by such reference.

  A copy of the offering statement and the exhibits and schedules that were filed with the offering statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the offering statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

ULTIMATE HOLDINGS CORPORATION
BALANCE SHEET

December 31,
2017
ASSETS
Current assets
Cash	$10,449
Total current assets	10.449
Total assets	$10.449

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	55
Total current liabilities	55

Shareholders’ equity
Preferred stock, par value $0.0001, 10,000,000 shares authorized,
no shares issued or outstanding	--
Common stock, $0.0001 par value, 490,000,000 shares authorized;
16,627,175 shares issued and outstanding at December 31, 2017	1,663
Additional paid-in capital	16,037
Accumulated deficit	(7,306)
Total shareholders’ equity	10,394
Total liabilities and shareholders’ equity	$10,449

The accompanying notes are an integral part of these financial statements.

ULTIMATE HOLDINGS CORPORATION
STATEMENT OF OPERATIONS

Period July 10,
2017 (Inception) to
December 31, 2017

Selling, general and administrative expenses:
Selling, general and administrative expenses	$7,306
Total selling, general and administrative expenses	7.306

Loss from operations	(7,306)

Net loss	$(7,306)

Basic and diluted loss per share	$(0.00)

Weighted-average common shares outstanding
basic and diluted	16,621,228

The accompanying notes are an integral part of these financial statements.

  ULTIMATE HOLDINGS CORPORATION

  STATEMENT OF STOCKHOLDERS’ EQUITY

  The accompanying notes are an integral part of these financial statements.

ULTIMATE HOLDINGS CORPORATION
STATEMENT OF CASH FLOWS

Period July 10,
2017 (Inception) to
December 31, 2017

Cash flows from operating activities:
Net loss	$(7,306)
Adjustments to reconcile net loss to net cash used in operating activities
Expenses paid by founders	1,700
Changes in operating assets and liabilities:
Accounts payable	55
Net cash used in operating activities	(5,551)

Cash flows from financing activities:
Issuance of common stock for cash	16,000
Net cash provided by financing activities	16,000

Net increase in cash	10,449

Cash beginning of year	—
Cash end of year	10,449

Supplemental Disclosure of non-cash investing and
financing activities:
Issuance of common stock to founders	1,661

Interest paid	$—
Taxes paid	$—

  The accompanying notes are an integral part of these financial statements.

  ULTIMATE HOLDINGS CORPORATION

  NOTES TO FINANCIAL STATEMENTS

  NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

  Ultimate Holdings Corporation, a Nevada corporation (the “Company”) was incorporated on July 10, 2017. The Company is the product of a holding company reorganization effected on July 21, 2017, in which it issued 16,611,175 shares to the stockholders of the former publicly traded company. The Company plans to engage in the business of truck transportation of refrigerated and frozen food products.

  Summary of Significant Accounting Policies

  Fiscal Year

  The Company’s fiscal year-end is December 31.

  Basis of Presentation

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.  Actual results could differ from those estimates.  Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

  The Company currently operates in one business segment. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of businesses or separate business entities.

  Use of Estimates

  The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in managements' estimates or assumptions could have a material impact on the Company's financial condition and results of operations during the period in which such changes occurred.

  Actual results could differ from those estimates.  The Company's financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

  Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property, Plant and Equipment

  Property and equipment are carried at cost.  Expenditures for maintenance and repairs are charged against operations.  Renewals and betterments that materially extend the life of the assets are capitalized.  When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

  Impairment of Long Lived Assets

  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

  Income tax

  The Company follows ASC 740, Income Taxes for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

  Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

  In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

  Fair Value of Financial Instruments

  The Company applies the provisions of accounting guidance, FASB Topic ASC 825 that requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.  As of December 31, 2017, the fair value of accounts payable approximated carrying value due to the short maturity of the instruments, quoted market prices or interest rates which fluctuate with market rates.

  Fair Value Measurements

  Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities

  The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting period. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. The Company had no financial assets or liabilities carried and measured on a recurring basis during the reporting period. There have been no transfers between levels.

  Non-Cash Equity Transactions

  Shares of equity instruments issued for non-cash consideration are recorded at the fair value of the consideration received based on the market value of services to be rendered, or at the value of the stock given, considered in reference to contemporaneous cash sale of stock.

  Capital Lease Accounting

  We will be required to account for capital leases in accordance with Accounting Standards Classification 842-Leases, to enable our shareholders to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 was issued on February 25, 2016, and is effective for annual reporting periods beginning after December 15, 2018. We plan to adopt ASC 842 in our current fiscal year ending December 31, 2017.

  Revenue Recognition

  The Company expects to recognize revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the fees earned can be readily determined; and (iv) collectability of the fees is reasonably assured. We expect to recognize revenue based on the relative transit time of the freight transported and as other services are provided. Accordingly, a portion of the total revenue that will be billed to the customer once a load is delivered is recognized in each reporting period based on the percentage of the freight pickup and delivery service that has been completed at the end of the reporting period.  If the conditions for revenue recognition are not met, we will defer the revenue until all conditions are met.

  Stock-Based Compensation

  The Company periodically issues stock instruments, including shares of its common stock, stock options, and warrants to purchase shares of its common stock to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option awards issued and vesting to employees in accordance with authorization guidance of the FASB whereas the value of stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Options to purchase shares of the Company’s common stock vest and expire according to the terms established at the grant date.

  The Company accounts for stock options and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the FASB whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete. For purposes of determining the variables used in the calculation of stock compensation expense under the provisions of FASB ASC Topic 505, “Equity” and FASB ASC Topic 718, “Compensation — Stock Compensation,” we perform an analysis of current market data and historical company data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, we use these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in our Consolidated Statement of Income. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on our financial statements.

  Advertising

  Advertising expenses are recorded as general and administrative expenses when they are incurred. There was no advertising expense for the periods presented.

  Employee Stock Based Compensation

  Stock based compensation issued to employees and members of our board of directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock based award is recognized as an expense over the requisite service period of the award on a straight-line basis.

  For purposes of determining the variables used in the calculation of stock based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, we use these estimates as variables in the Black-Scholes option pricing model.  Depending upon the number of stock options granted any fluctuations in these calculations could have a material effect on the results presented in our consolidated Statements of Operations.  In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on our consolidated financial statements.

  Non-Employee Stock Based Compensation

  Issuances of the Company's common stock or warrants for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a "performance commitment" which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete. Although situations may arise in which counter performance may be required over a period of time, the equity award granted to the party performing the service is fully vested and non-forfeitable on the date of the agreement. As a result, in this situation in which vesting periods do not exist as the instruments fully vested on the date of agreement, the Company determines such date to be the measurement date and will record the estimated fair market value of the instruments granted as a prepaid expense and amortize such amount to general and administrative expense in the accompanying statement of operations over the contract period. When it is appropriate for the Company to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values at each of those interim financial reporting dates.

  Basic and diluted earnings per share

  Basic earnings per share are based on the weighted-average number of shares of common stock outstanding.  Diluted Earnings per share is based on the weighted-average number of shares of common stock outstanding adjusted for the effects of common stock that may be issued as a result of the following types of potentially dilutive instruments:

  Warrants,

  Employee stock options, and

  Other equity awards, which include long-term incentive awards.

  The FASB ASC Topic 260, Earnings Per Share, requires the Company to include additional shares in the computation of earnings per share, assuming dilution.

  Diluted earnings per share is based on the assumption that all dilutive options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options are assumed to be exercised at the time of issuance, and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

  Basic and diluted earnings per share are the same as there were no potentially dilutive instruments for the period presented.

  Related Parties

  Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.

  Concentrations, Risks, and Uncertainties

  The Company did not have a concentration of business with suppliers or customers constituting greater than 10% of the Company’s gross sales during the period presented.

  Business Risk

  The Company is a startup company subject to the substantial business risks and uncertainties inherent to such an entity, including the potential risk of business failure.

  To date, the Company has not commenced operations.  As the Company commences operations, geographic segment reporting will be provided.  There can be no assurance that the Company will be able to commence operations and failure to do so would have a material adverse effect on the Company’s financial position, results of operations and cash flows. Also, the success of the Company’s operations is subject to numerous contingencies, some of which are beyond management’s control. These contingencies include general economic conditions, access to leasing, competition, governmental and political conditions, and changes in regulations.

  Interest rate risk

  Financial assets and liabilities do not have material interest rate risk.

  Credit risk

  The Company is exposed to credit risk from its cash in bank.  The credit risk on cash in banks is limited because the counterparties are recognized financial institutions.

  NOTE 2 - RECENTLY ENACTED ACCOUNTING STANDARDS

  FASB ASU 2017-11 "Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815)" - In July 2017, the FASB issued 2017-11.  The guidance eliminates the requirement to consider "down round" features when determining whether certain equity-linked financial instruments or embedded features are indexed to an entity's own stock.  Our warrants issued with our convertible notes are treated as derivative instruments, because they include a "down round" feature.  The ASU is effective for annual periods beginning after December 15, 2018, and for interim periods within those years, with early adoption permitted.  Early adoption of this guidance could have a significant impact on our financial statements, as it would effectively eliminate the warrant derivative liability and the gain or loss from changes in the fair value of the warrant derivative liability.  We are currently assessing whether to early adopt this standard.

  FASB ASU 2017-09 "Scope of Modification Accounting (Topic 718)" - In May 2017, the FASB issued 2017-09.  The guidance clarifies the accounting for when the terms of a share-based award are modified.  The ASU is effective for annual reporting periods beginning after December 15, 2017, and for interim periods within those years, with early adoption permitted.  This new guidance would only impact our financial statements if, in the future, we modified the terms of any of our share-based awards.

  FASB ASU 2017-04 “Simplifying the Test for Goodwill Impairment (Topic 350)” – In January 2017, the FASB issued 2017-04.  The guidance removes “Step Two” of the goodwill impairment test, which required a hypothetical purchase price allocation.  A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.  The ASU is effective for annual reporting periods beginning after December 15, 2019, and for interim periods within those years, with early adoption permitted.  We do not expect this ASU to have a significant impact on our consolidated financial statements and related disclosures.

  FASB ASU 2017-01 “Clarifying the Definition of a Business (Topic 805)” – In January 2017, the FASB issued 2017-1.  The new guidance that changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business.  The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities is not a business.  The guidance also requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in ASC 606.  The ASU is effective for annual reporting periods beginning after December 15, 2017, and for interim periods within those years.  Adoption of this ASU is not expected to have a significant impact on our consolidated results of operations, cash flows and financial position.

  FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15.  Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows.  ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice.  This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted.  Adoption of this ASU will not have a significant impact on our statement of cash flows.

  FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

  FASB ASU 2016-11 “Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815)” – In May 2016, the FASB issued 2016-11, which clarifies guidance on assessing whether an entity is a principal or an agent in a revenue transaction.  This conclusion impacts whether an entity reports revenue on a gross or net basis.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

  FASB ASU 2016-10 “Revenue from Contracts with Customers (Topic 606)” – In April 2016, the FASB issued ASU 2016-10, clarify identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

  FASB ASU 2016-09 “Compensation – Stock Compensation (Topic 718)” – In March 2016, the FASB issued ASU 2016-09, which includes multiple provisions intended to simplify various aspects of accounting for share-based payments.  The new guidance will require entities to recognize all income tax effects of awards in the income statement when the awards vest or are settled.  It also will allow entities to make a policy election to account for forfeitures as they occur.  This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years.  We do not expect this standard will have a significant impact on our consolidated financial statements and related disclosures.

  FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability.  For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance.  Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines.  Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard.  This ASU is effective for fiscal years beginning after December 18, 2018, including interim periods within those fiscal years.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

  FASB ASU 2015-17 “Income Taxes (Topic 740)” – In November 2015, the FASB issued ASU 2015-17, which simplifies the presentation of deferred tax assets and liabilities on the balance sheet.  Previous GAAP required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts on the balance sheet.  The amendment requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet.  This ASU is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

  FASB ASU 2015-16 “Business Combinations (Topic 805),” or ASU 2015-16 - In September 2015, the FASB issued ASU 2015-16, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. This ASU is effective for interim and annual reporting period beginning after December 15, 2016, including interim periods within those fiscal years, with the option to early adopt for financial statements that have not been issued. Adoption of this ASU did not have a significant impact on our financial position, results of operations and cash flows.

  FASB ASU 2015-11 “Inventory (Topic 330): Simplifying the Measurement of Inventory,” or ASU 2015-11 - In July 2015, the FASB issued ASU 2015-11, which requires an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments apply to inventory that is measured using first-in, first-out (FIFO) or average cost. This ASU is effective for interim and annual reporting periods beginning after December 15, 2016, with the option to early adopt as of the beginning of an annual or interim period. Adoption of this ASU did not have a significant impact on our financial position, results of operations and cash flows.

  NOTE 3 - GOING CONCERN

  The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

  Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations.  Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

  The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its business plan and eventually attain profitable operations.  The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

  During the next year, the Company's foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with OTC Markets, and the payment of expenses associated with software development.  The Company may experience a cash shortfall and be required to raise additional capital.

  Historically, the Company has relied upon internally generated funds to finance its operations and growth.  Management may raise additional capital through future public or private offerings of the Company's stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing.  The Company's failure to do so could have a material and adverse effect upon its and its shareholders.

  NOTE 4 – EQUITY RECAPITALIZATION

  Reorganization

  The reorganization of Ultimate Holdings Corp., a Nevada corporation formerly known as Next 10, Inc., trading under the symbol NXTN, into a newly formed Nevada corporation named UHC Corporation, which then changed its name to Ultimate Holdings Corporation.  This reorganization was effected in three stages, In summary, Ultimate Holdings Corp. (Nevada) first reincorporated in Oklahoma by merger into a wholly-owned Oklahoma subsidiary, Ultimate Holdings Oklahoma Corporation.  This reincorporation required the approval of the majority shareholders of Ultimate Holdings Corp. (Nevada), acting by consent action. The approval of the public shareholders of Ultimate Holdings Corp. was not solicited, and therefore the merger did not constitute a "sale" of securities under Securities Act Rule 145. In connection with the reincorporation, each outstanding share of Ultimate Holdings Corp. was converted into one new share of Ultimate Holdings Oklahoma Corporation.

  Ultimate Holdings Oklahoma Corporation then underwent a holding company reorganization under Oklahoma Business Corporation Act Section 18-1081.G. The result of the holding company reorganization was that the existing liabilities and assets of Ultimate Holdings Oklahoma Corporation became held by Next 10, Inc., a newly formed subsidiary of a new Oklahoma holding company, Ultimate Holdings Corp., and the public shareholders of Ultimate Holdings Oklahoma Corporation were deemed to have exchanged their shares for shares in Ultimate Holdings Corp. (an Oklahoma corporation). This reorganization did not require shareholder approval under Oklahoma law.

  In the third stage, Ultimate Holdings Corp. reincorporated in Nevada by merger into UHC Corporation, a newly formed Nevada corporation. This merger was effective on July 21, 2017. This merger required the approval of the shareholders of Ultimate Holdings Corp. (OK), which was given by the sole shareholder of that corporation upon its incorporation. In connection with the merger, UHC Corporation changed its name to Ultimate Holdings Corporation.

  Reverse Capitalization

  The acquisition of Ultimate Holdings Corporation by Next 10 was treated as a reverse capitalization, with Ultimate Holdings Corporation deemed the accounting acquirer and Next 10 deemed the accounting acquiree under the purchase method of accounting. The reverse merger is deemed a recapitalization and the accompanying consolidated financial statements represent the continuation of the financial statements of Ultimate Holdings Corporation (the accounting acquirer/legal subsidiary) except for its capital structure, and the accompanying financial statements reflect the assets and liabilities of Ultimate Holdings Corporation recognized and measured at their carrying value before the combination and the assets and liabilities of Next 10 (the legal acquiree/legal parent). The equity structure reflects the equity structure of Next 10, the legal parent, and the equity structure of Ultimate Holdings Corporation, the accounting acquirer, as restated to reflect the number of shares of the legal parent. The merged entity is referred to herein as “the Company”.

  The following table reflects the net change in authorized, issued and outstanding shares of common stock of Next 10, Ultimate Holdings Corporation and the Company as a result of the reverse capitalization:

  ______________________

  *

  The Company's post reverse capitalization share balance. The par value on ending common and preferred shares is $0.0001.

  NOTE 5 - SHAREHOLDERS’ EQUITY

  The Company has authorized 490,000,000 shares of common stock, $0.0001 par value, of which 16,627,175 shares are outstanding at December 31, 2017, and 10,000,000 shares of preferred stock, $.0001 par value. The preferred stock may be issued with such rights, preferences and designation and to be issued in such series as determined by the Board of Directors. No shares of preferred stock are issued and outstanding at December 31, 2017.

  In August 2017, the Company authorized an offering, on an exempt private placement basis, up to an aggregate of 500,000 shares of its common stock at a subscription price of $1.00 per share totaling $500,000 with no minimum offering amount.  The shares will be offered until such time as the Company files its public offering documents with the U.S. Securities and Exchange Commission, or September 29, 2017, whichever comes first.  These shares also have piggyback registration rights.  During the period July 10, 2017 (inception) through December 31, 2017, the Company issued 16,000 shares of common stock for aggregate gross proceeds of $16,000 to unrelated third parties.

  NOTE 6 – COMMITMENTS AND CONTINGENCIES

  Legal

  From time to time, various lawsuits and legal proceedings may arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any legal proceedings or claims that it believes will have a material adverse effect on its business, financial condition or operating results.

  NOTE 7 – EARNINGS PER SHARE

  FASB ASC Topic 260, Earnings Per Share, requires a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share (EPS) computations.

  Basic earnings (loss) per share are computed by dividing net earnings available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. In periods where losses are reported, the weighted-average number of common stock outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

  The total number of potential additional dilutive warrants outstanding for the year ended December 31, 2017 was none since the Company had net losses for all periods presented and had no additional potential common shares that have an anti-dilutive effect.

  The following table sets forth the computation of basic and diluted net income per share:

For the Period July 10, 2017 (inception) to
December 31, 2017

Net loss attributable to the common stockholders	$(7,036)

Basic weighted average outstanding shares of common stock	16,621,228
Dilutive effect of options and warrants	-
Diluted weighted average common stock and common stock equivalents	16,621,228

Loss per share:
Basic and diluted	$(0.00)

  NOTE 8 – SUBSEQUENT EVENTS

  There were no other events subsequent to December 31, 2017, and up to the date of this filing that would require disclosure.

  Dealer Offering Circular Delivery Obligation

  Until ___________ , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver an Offering Circular. This is in addition to the dealers' obligation to deliver an Offering Circular when acting as underwriters and with respect to their unsold allotments or subscriptions.

  PART III - INFORMATION NOT REQUIRED IN THE OFFERING CIRCULAR

  Items 16 & 17

Number	Description of Exhibit

2.1	Articles of Incorporation
2.2	Amendment to Articles of Incorporation
2.3	Bylaws
4.1	Form of Subscription Agreement
12	Opinion re legality

  SIGNATURES

  Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boise, Idaho on the 16th day of August, 2018.

  ULTIMATE HOLDINGS CORPORATION

  By: /s/ William R. Rieser

  William R. Rieser, Chief Executive Officer (principal executive officer) and Director

  This offering statement has been signed by the following persons in the capacities on August 16, 2018.

  By: /s/ William R. Rieser

  William R. Rieser, Chief Executive Officer (principal executive officer) and Director

  By: /s/ Kathryn J. Volin

  Kathryn J. Volin, Chief Financial Officer (principal financial and accounting officer) and Director

  By: /s/ Kimberly F. Boyd

  Kimberly F. Boyd, Director

  By: Kimberly F. Boyd

  David Culver, Director